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                                                                    EXHIBIT 15.1

Stockholders and Board of Directors
IMCO Recycling Inc.


     We are aware of the incorporation by reference in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-36833) of IMCO Recycling Inc. for the registration of 3,450,000 shares of its common stock of our reports dated May 12, 1997 and July 29, 1997 relating to the unaudited condensed consolidated interim financial statements of IMCO Recycling Inc. that are included in its Forms 10-Q for the quarters ended March 31, 1997 and June 30, 1997.


     Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                            ERNST & YOUNG LLP


Dallas, Texas


October 24, 1997